SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549






                                 FORM 8-K

                              CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): June 28, 1996



                       PREMARK INTERNATIONAL, INC.
          (Exact name of registrant as specified in its charter)



    Delaware              1-19256              36-3461320
 (State or other         (Commission       (IRS Employer
 jurisdiction of         File Number)      Identification No.)
 Incorporation)


      1717 Deerfield Road, Deerfield, Illinois           60015
  (Address of principal executive offices)       (Zip Code)


                            (847) 405-6000
           (Registrant's telephone number, including area code)

Item 5.  Other Events

         On June 28, 1996, the Registrant completed the sale of its flooring subsidiary, Hartco Flooring Company, to Triangle Pacific Corp. The Registrant will record in the second quarter of 1996 an after-tax loss of approximately $40 million from the transaction.

         On June 28, 1996, the Registrant issued a press release, the text of which is attached hereto.


                        SIGNATURES


         Pursuant to the requirements of the Securities Ex-

change Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly au-

thorized.



                             PREMARK INTERNATIONAL, INC.




Dated:  July 12, 1996          By     /s/ John M. Costigan
                               Name:  John M. Costigan
                               Title: Senior Vice President,
                                      General Counsel and
                                      Assistant Secretary



Release:      Immediate
Contact:      Isabelle Goossen    (847) 405-6218



PREMARK COMPLETES SALE OF HARTCO TO TRIANGLE PACIFIC


     DEERFIELD, Ill., June 28, 1996 -- Premark International, Inc. announced today that it completed the sale of its flooring subsidiary, Hartco Flooring Company, to Triangle Pacific Corp. The two firms had previously reported (June 3, 1996) the signing of a letter of intent.
    Premark said it would record an after-tax loss of approximately $40 million from the transaction. The loss will be recorded in the second quarter 1996 financial results to be reported in late July.
    Jim Ringler, Chief Executive Officer of Premark International, commented, "We are pleased to have completed this sale and expect to invest proceeds from the sale in the global growth of our core businesses." Ringler continued, "Under the Wilsonart brand name, we will continue to manufacture and market high pressure laminate flooring, which we launched successfully late last year."
     Premark International, Inc., a $2.2 billion multinational company, markets premium products in more than 100 countries under leading brand names such as Hobart , Wilsonart , West Bend , Florida Tile and Precor . Premark stock is listed on the New York, Pacific and London Stock Exchanges.

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